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                                                             EXHIBIT 5

                                 Law Offices of
                                  BRUCE R.THAW
                                 45 Banfi Plaza
                           Farmingdale, New York 11735
                                 (516) 752-1760

                                                December 21, 1999

Information Resource Engineering, Inc.
8029 Corporate Drive
Baltimore, MD 21236

To whom it may concern:

         We have acted as counsel for Information Resource Engineering, Inc., a Delaware corporation (the "Company") in connection with the proposed issue and sale by certain Selling Stockholders of 1,000,000 shares of Common Stock, $.01 par value.

         As counsel to the Company, we have examined the minute books of the Company, together with copies of its certificate of incorporation, as amended, and by-laws. We have also examined the proposed Registration Statement on Form S-3 (Securities and Exchange Commission File No. 333- ), and the exhibits to said Registration Statement. Based upon the foregoing, and our examination of such other documents as we deemed pertinent, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing and in good standing under and by virtue of the laws of the State of Delaware.

         2. The authorized capital of the Company consists of (i) 500,000 shares of Preferred Stock, par value $.01 per share, and (ii) 15,000,000 shares of Common Stock, par value $.01 per share, of which 6,541,483 shares are issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company as of this date.

         3. The 1,000,000 shares being offered by the Selling Stockholders and which are the subject of the Registration have been duly authorized and the shares when sold and transferred by the Selling Stockholders and delivered against payment therefor will be legally issued and outstanding, fully paid and non-assessable.


                                                      Very truly yours,

                                                      /s/ Bruce R. Thaw

                                                      BRUCE R. THAW